Exhibit 17.1
Wipro Appoints Joint CEOs For IT Business.
Three Executive Directors Inducted to Wipro Board
April 18, 2008, Bangalore: Wipro Ltd today announced changes in the management structure of its IT Business and expansion of its Board of Directors.
Girish Paranjpe, Suresh Senapaty and Suresh Vaswani have been appointed to the Board of Wipro Limited. Wipro also re-structured its IT Business by appointing Girish Paranjpe and Suresh Vaswani as Joint-CEOs.
Girish Paranjpe has been with Wipro since 1990 and has transitioned from leadership roles in the Finance function to business leadership roles. Most recently he was the President of the Banking, Financial Services and Insurance Business Unit of the Global IT Business of Wipro.
Suresh Vaswani has been with Wipro since 1985. Over this period he has held multiple leadership positions, and was most recently President of Wipro Infotech (the India, Middle East and APAC IT business of Wipro) and of Global Practices (EAS, Testing & TIS).
Suresh Senapaty has been with Wipro since 1980, and has been CFO of Wipro Ltd since 1995. He has rich experience of having successfully steered all our businesses through different stages of growth.
Commenting on the changes, Azim Premji, Chairman, Wipro Limited, said “Wipro has a tremendous opportunity to grow its leadership position in providing end to end IT, R&D and BPO Services to its clients globally. We are transitioning our leadership to a pair of Joint-CEOs who together give twice the leverage to seize these opportunities. Girish and Suresh have been close partners in spearheading the growth of Wipro’s IT business over the past 10 years.”
Welcoming the new Board members, he added, “The inclusion of these new members will add richness and breadth to the Board.”
Sudip Banerjee, currently President of the Enterprise Solutions Business is moving as Director on the Advisory Board of PremjiInvest (PI).

Lauding Sudip Banerjee for his contribution to Wipro, Azim Premji said “Sudip has been at the core of the leadership team that has built the IT Business of Wipro. He has significantly contributed to Wipro’s success over the years. While Sudip moves on to his new responsibility in PI, we are sure he will continue to be a great ambassador for Wipro.”
For Further Information, please contact:
Wipro Limited

Media:	Radha Radhakrishnan +91 — 80 — 25056159

Investors:	Aravind Viswanathan +91 — 80 — 25056143
About Wipro Limited
Wipro Limited (NYSE:WIT) provides comprehensive IT solutions and services, including systems integration, information systems outsourcing, IT enabled services, package implementation, software application development and maintenance, and research and development services to corporations globally. Wipro Limited is the first PCMM Level 5 and SEI CMM Level 5 certified IT Services Company globally. In the Indian market, Wipro is a leader in providing IT solutions and services for the corporate segment in India offering system integration, network integration, software solutions and IT services. In the Asia Pacific and Middle East markets, Wipro provides IT solutions and services for global corporations. Wipro also has profitable presence in niche market segments of consumer products and lighting. Wipro’s ADSs are listed on the New York Stock Exchange, and its equity shares are listed in India on the Stock Exchange — Mumbai, and the National Stock Exchange.
For more information, please visit our websites at www.wipro.com, www.wiprocorporate.com , and www.wipro.in
Wipro’s forward looking and cautionary statements
Forward-looking and cautionary statements Certain statements in this release concerning our future growth prospects and our ability to successfully complete and integrate potential acquisitions are forward looking statements, which involve a number of risks, and uncertainties that could cause actual results to differ materially from those in such forward looking statements. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding our ability to integrate and manage acquired IT professionals, our ability to integrate acquired assets in a cost effective and timely manner, fluctuations in earnings, our ability to manage growth, intense competition in IT services including those factors which may affect our cost advantage, wage increases in India, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, restrictions on immigration, our ability to manage our international operations, reduced demand for technology in our key focus areas, disruptions in telecommunication networks, liability for damages on our service contracts, the success of the companies in which Wipro has made strategic investments, withdrawal of fiscal governmental incentives, political instability, legal restrictions on raising capital or acquiring companies outside India, unauthorized use of our intellectual property and general economic conditions affecting our industry. Additional risks that could affect our future operating results are more fully described in our filings with the United States Securities and Exchange Commission. These filings are available at www.sec.gov. Wipro may, from time to time, make additional written and oral forward looking statements, including statements contained in the company’s filings with the Securities and Exchange Commission and our reports to shareholders. Wipro does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the company.